Exhibit 99.1

NEWS RELEASE
November 12, 2003	Contact:	Scott R. Royster, EVP and CFO
FOR IMMEDIATE RELEASE		(301) 429-2642
Washington, DC

RADIO ONE, INC. REPORTS

THIRD QUARTER RESULTS

Company shows strong growth in EPS and free cash flow

Washington, DC: – Radio One, Inc. (NASDAQ: ROIAK and ROIA) today reported its results for the quarter ended September 30, 2003. Net broadcast revenue was approximately $81.5 million, an increase of 1% from the same period in 2002. Gross cash advertising revenue increased approximately 3% while gross special events and non-traditional revenue (which represented approximately 3% of the Company’s gross revenue in the quarter) declined 30% as less profitable revenue-generating events were terminated or downsized and revenue generated from independent record representatives declined significantly. Operating income was approximately $37.5 million, an increase of 6% from the same period in 2002. Station operating income was approximately $45.6 million, an increase of 6% from the same period in 2002. Net income was approximately $16.7 million, or $0.16 per share, an increase of 30% from net income of approximately $12.8 million, or $0.12 per share for the same period in 2002. Free cash flow was $26.5 million, an increase of 39% from free cash flow of approximately $19.1 million for the same period in 2002.

Alfred C. Liggins, III, Radio One’s CEO and President stated, “This quarter, the environment for radio was only marginally better than in the second quarter. With top line growth spotty and tenuous, we did a great job of controlling our expenses, which led us to post respectable growth in station operating income and strong growth in net income and free cash flow. As we look through to the end of the year, we are not seeing signs of a turnaround but, anecdotally, things seem to be feeling better. Let’s hope that this sense of healing is a good leading indicator for next year. Certainly, with the economy on the mend, and other positive factors next year, such as the Olympics, the elections and fairly easy comps, we are optimistic that radio will see growth closer to its long-term trend in 2004. One notable bright spot for Radio One was the strong Summer ratings book which showed ratings increases for most of our radio stations, with some of those increases being substantial. This should also bode well for 2004. As for TV One, our joint venture with Comcast Corporation, the deal is closed and the first drawdown of funding has occurred and the company is well on its way to a successful launch in January 2004. We are very excited by the potential of this new business and what it may mean for future shareholder value.”

With the adoption of Regulation G by the SEC, station operating income replaces broadcast cash flow as the metric used by management to assess the performance of our stations. It is important to note that station operating income and free cash flow are not measures of performance or liquidity calculated in accordance with generally accepted accounting principles (“GAAP”). Management believes that these measures are useful to an investor in evaluating our performance because they are widely used in the broadcast industry to measure a radio company’s operating performance. Station operating income measures the amount of income generated each period solely from operations of the Company’s stations that is available to be used to service debt, pay taxes, fund capital expenditures and fund acquisitions. Free cash flow measures the amount of income generated each period that is available and could be used to make future payments of contractual obligations, fund acquisitions or make discretionary repayments of debt, after the incurrence of station and corporate expenses, funding of capital expenditures, payment of LMA fees and debt service. You should not consider these non-GAAP measures in isolation or as substitutes for net income, operating income, or any other measure for determining our operating performance that is calculated in accordance with GAAP. These non-GAAP measures are not necessarily comparable to similarly titled measures employed by other companies. A reconciliation of these non-GAAP measures to net income has been provided in this release.

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PAGE 2 — RADIO ONE, INC. REPORTS THIRD QUARTER RESULTS

RESULTS OF OPERATIONS

Comparison of the periods ended September 30, 2003 to the periods ended September 30, 2002

(2003 and 2002 periods are unaudited, – all numbers in 000s except per share data).

	Three months ended September 30, 2003	Three months ended September 30, 2002	Nine months ended September 30, 2003	Nine months ended September 30, 2002
STATEMENT OF OPERATIONS DATA:
REVENUE:
Broadcast revenue	$92,635	$91,279	$256,688	$248,251
Less: Agency commissions	11,179	10,810	30,890	29,306

Net broadcast revenue	81,456	80,469	225,798	218,945

OPERATING EXPENSES:
Programming and technical	12,404	12,699	38,576	36,805
Selling, general and administrative	23,450	24,665	69,468	69,787
Corporate expenses	3,132	3,245	9,150	9,002
Non-cash compensation	425	352	1,319	994
Depreciation & amortization	4,555	4,156	13,586	12,929

Total operating expenses	43,966	45,117	132,099	129,517

Operating income	37,490	35,352	93,699	89,428

INTEREST EXPENSE, net	(10,255)	(14,331)	(31,394)	(46,058)
OTHER INCOME (EXPENSE), net	594	(52)	1,957	1,013
EQUITY IN NET LOSS OF AFFILIATED COMPANY	(939)	—	(939)	—

Income before provision for income taxes and cumulative effect of accounting change	26,890	20,969	63,323	44,383

PROVISION FOR INCOME TAXES	10,174	8,178	24,019	17,089

Income before cumulative effect of accounting change	16,716	12,791	39,304	27,294

CUMULATIVE EFFECT OF ACCOUNTING CHANGE, net of tax	—	—	—	29,847

Net income (loss)	$16,716	$12,791	$39,304	$(2,553)

Net income (loss) applicable to common stockholders (a)	$11,681	$7,756	$24,199	$(17,658)

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PAGE 3 — RADIO ONE, INC. REPORTS THIRD QUARTER RESULTS

	Three months ended September 30, 2003	Three months ended September 30, 2002	Nine months ended September 30, 2003	Nine months ended September 30, 2002
PER SHARE DATA—diluted:
Net income (loss) per share	$0.16	$0.12	$0.37	$(0.03)
Preferred dividends per share	0.05	0.05	0.14	0.15
Net income (loss) per share applicable to common stockholders	0.11	0.07	0.23	(0.18)

SELECTED OTHER DATA:
Station operating income (b)	45,602	43,105	117,754	112,353
Station operating income margin (% of net revenue)	56.0%	53.6%	52.2%	51.3%
Station operating income reconciliation:
Net income	$16,716	$12,791	$39,304	$(2,553)
Plus: Depreciation and amortization	4,555	4,156	13,586	12,929
Plus: Non-cash compensation	425	352	1,319	994
Plus: Interest expense	10,255	14,331	31,394	46,058
Plus: Equity in net losses in affiliated company	939	—	939	—
Less: Other income (expense)	594	(52)	1,957	1,013
Plus: Income tax provision	10,174	8,178	24,019	17,089
Plus: Cumulative effect of accounting change	—	—	—	29,847
Plus: Corporate expenses (less non-cash compensation)	3,132	3,245	9,150	9,002

Station operating income	45,602	43,105	117,754	112,353
Free cash flow (c)	26,492	19,096	57,279	38,217
Free cash flow reconciliation:
Net income	16,716	12,791	39,304	(2,553)
Plus: Depreciation and amortization	4,555	4,156	13,586	12,929
Plus: Non-cash compensation	425	352	1,319	994
Plus: Non-cash interest expense and bank amendment fees	425	540	1,274	2,124
Plus: Deferred tax provision	9,953	8,046	23,581	16,700
Plus: Cumulative effect of accounting change	—	—	—	29,847
Plus: Equity in net loss in affiliated company	939	—	939	—
Plus: Loss on sale of assets	—	750	2	900
Less: Capital expenditures	1,486	2,504	7,621	7,619
Less: Dividends on preferred stock	5,035	5,035	15,105	15,105

Free cash flow	26,492	19,096	57,279	38,217

Weighted average shares outstanding—basic (d)	104,649	104,538	104,611	100,755

Weighted average shares outstanding—diluted (e)	105,185	104,892	105,049	100,755

	September 30, 2003 (unaudited)	December 31, 2002 (audited)
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$64,061	$86,115
Current assets	137,350	159,312
Total assets	2,002,277	1,984,360
Senior debt	310,626	350,000
Subordinated debt	300,000	300,000
Preferred stock (liquidation value)	310,000	310,000
Total stockholders’ equity	1,267,187	1,244,023

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PAGE 4 — RADIO ONE, INC. REPORTS THIRD QUARTER RESULTS

	Current Amount Outstanding	Applicable Interest Rate (2)	Remaining 2003 Principal Payments (3)	Total 2004 Principal Payments (3)
SELECTED LEVERAGE AND SWAP DATA:
Senior bank term debt (swap matures 10/5/2006)	$100,000	4.39%
Senior bank term debt (swap matures 12/5/2005)	50,000	4.01%
Senior bank term debt (swap matures 12/5/2004)	50,000	3.55%
Senior bank term debt (swap matures 6/3/2004)	25,000	4.51%
Senior bank term debt (at variable rates) (1)	85,625	approximately 2.15%	$13,125	$52,500
8-7/8% senior subordinated notes (fixed rate)	300,000	8.88%

(1) Subject to rolling 90-day LIBOR plus a spread currently at 1.00% and incorporated into the rate set forth above. This tranche is not covered by the swap agreements described in footnote 2.

(2) Under its swap agreement, Radio One pays a fixed rate plus a spread based on the Company’s leverage, as defined in its credit agreement. That spread is currently 1.00% and is incorporated into the applicable interest rates set forth above.

(3) Principal payments are due in equal quarterly installments and commenced on March 31, 2003.

Net broadcast revenue increased to approximately $81.5 million for the quarter ended September 30, 2003 from approximately $80.5 million for the quarter ended September 30, 2002 or 1%. Net broadcast revenue increased to approximately $225.8 million for the nine months ended September 30, 2003 from approximately $218.9 million for the nine months ended September 30, 2002 or 3%. These increases were the result of net broadcast revenue growth in several of Radio One’s markets, including Cincinnati, Dallas, Indianapolis and Minneapolis, partially offset by revenue declines in several other markets, including Boston, Houston, Philadelphia and Richmond.

Operating expenses excluding depreciation, amortization and non-cash compensation decreased to approximately $39.0 million for the quarter ended September 30, 2003 from approximately $40.6 million for the quarter ended September 30, 2002 or 4%. This decrease was the result of strong cost controls and a reduction in expenses for certain terminated or downsized special events as well as the approximately $0.8 million reversal of over-accrued music licensing royalty expenses from prior periods associated with the radio industry’s settlement with BMI. Operating expenses excluding depreciation, amortization and non-cash compensation increased to approximately $117.2 million for the nine months ended September 30, 2003 from approximately $115.6 million for the nine months ended September 30, 2002 or 1%. This increase in expense was related primarily to (1) increased variable expenses associated with increased revenue and (2) higher programming expenses in certain markets with new radio station formats and/or programming, such as with two relatively young stations in Atlanta and the syndication of the Steve Harvey Morning Show to one of Radio One’s Dallas stations.

Interest expense decreased to approximately $10.3 million for the quarter ended September 30, 2003 from approximately $14.3 million for the quarter ended September 30, 2002 or 28%. Interest expense decreased to approximately $31.4 million for the nine months ended September 30, 2003 from approximately $46.1 million for the nine months ended September 30, 2002 or 32%. These decreases relate primarily to a reduction of outstanding bank debt (starting in the middle of the second quarter of 2002) with the proceeds received from the Company’s April 2002 equity offering and from principal payments made, utilizing free cash flow, beginning at the end of the first quarter of 2003. In addition, interest expense decreased due to lower interest rates on that bank debt as a result of declining leverage and lower market interest rates over the past 12 months.

Equity in net loss of affiliated company was approximately $0.9 million for the quarter and nine month periods ended September 30, 2003. This activity was associated with the financial results of TV One, LLC. Radio One made its initial investment in TV One in August 2003. Radio One accounts for this investment under the equity method of accounting.

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PAGE 5 — RADIO ONE, INC. REPORTS THIRD QUARTER RESULTS

Income before provision for income taxes and cumulative effect of an accounting change increased to approximately $26.9 million for the quarter ended September 30, 2003 compared to income before provision for income taxes and cumulative effect of an accounting change of approximately $21.0 million for the quarter ended September 30, 2002 or 28%. Income before provision for income taxes and cumulative effect of an accounting change increased to approximately $63.3 million for the nine months ended September 30, 2003 compared to income before provision for income taxes and cumulative effect of an accounting change of approximately $44.4 million for the nine months ended September 30, 2002 or 43%. These increases were due primarily to higher operating income due to higher revenue and lower interest expense, partially offset by equity in net loss of affiliated company, as described above.

Net income increased to approximately $16.7 million for the quarter ended September 30, 2003 from approximately $12.8 million for the quarter ended September 30, 2002 or 30%. Net income increased to approximately $39.3 million for the nine months ended September 30, 2003 compared to a net loss of approximately $2.6 million for the nine months ended September 30, 2002. These increases were due to higher income before provision for income taxes and cumulative effect of an accounting change, as well as the effect of the accounting change in the first quarter of 2002, which reduced net income in that period by approximately $29.8 million.

Station operating income increased to approximately $45.6 million for the quarter ended September 30, 2003 from approximately $43.1 million for the quarter ended September 30, 2002 or 6%. Station operating income increased to approximately $117.8 million for the nine months ended September 30, 2003 from approximately $112.4 million for the nine months ended September 30, 2002 or 5%. These increases were attributable primarily to the increase in net broadcast revenue and the decrease in station operating expenses in the third quarter of 2003 and slower growth in station operating expenses in the first half of 2003 as described above.

Capital expenditures totaled approximately $1.5 million in the third quarter of 2003 compared to capital expenditures of approximately $2.5 million in the third quarter of 2002. In the third quarter of 2003, deferred portion of the income tax provision was approximately $10.0 million. In the third quarter of 2003, amortization of debt financing costs, unamortized debt discount and deferred interest was approximately $0.4 million and is included in interest expense on Radio One’s income statement. As of September 30, 2003, Radio One had total debt (net of cash balances) of approximately $546.5 million. Also in the third quarter of 2003, Radio One invested $18.5 million as its pro-rata portion of the initial investment of approximately $32.5 million by the investor group in TV One, LLC. This investor group has committed a total of approximately $130 million to that entity over approximately four years, with Radio One committing approximately $74 million of that amount. Radio One’s initial investment was funded out of available free cash balances.

Radio One Information and Guidance:

For the fourth quarter of 2003, Radio One expects to report net broadcast revenue that will be in the range of 0% to 2% less than the approximately $76.9 million of net broadcast revenue generated in the fourth quarter of 2002. Radio One expects fourth quarter 2003 station operating expenses (defined as programming and technical and selling, general and administrative expenses) to be flat to down 2% as compared to last year’s fourth quarter amount of approximately $37.9 million and corporate expenses to increase in the low single digit percentage range from last year’s fourth quarter amount of approximately $3.3 million.

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PAGE 6 — RADIO ONE, INC. REPORTS THIRD QUARTER RESULTS

Radio One will hold a conference call to discuss its results for the third quarter of 2003. This conference call is scheduled for Wednesday, November 12, 2003 at 10:00 a.m. Eastern Standard Time. Interested parties should call 1-630-395-0021 at least five minutes prior to the scheduled time of the call and provide the password “Radio One.” The conference call will be recorded and made available for replay from 12:00 p.m. EST the day of the call, until 11:59 p.m. EST the following day. Interested parties may listen to the recording by calling 1-402-220-3098. Access to live audio and replay of the conference call will also be available on Radio One’s corporate website at www.radio-one.com. The replay will be made available on the website for the seven day period following the call.

Radio One, Inc. (www.radio-one.com) is the nation’s seventh largest radio broadcasting company (based on 2002 net broadcast revenue) and the largest company that primarily targets African-American and urban listeners. Radio One owns and/or operates 66 radio stations located in 22 urban markets in the United States and reaches approximately 13 million listeners every week. Radio One also programs five channels on the XM Satellite Radio Inc. system and owns approximately 40% of TV One, LLC, an African-American targeted cable channel, which is a joint venture with Comcast Corporation.

Notes:

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because these statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially, including the absence of a combined operating history with an acquired company or radio station and the potential inability to integrate acquired businesses, need for additional financing, high degree of leverage, seasonal nature of the business, granting of rights to acquire certain portions of the acquired company’s or radio station’s operations, market ratings, variable economic conditions and consumer tastes, as well as restrictions imposed by existing debt and future payment obligations. Important factors that could cause actual results to differ materially are described in Radio One’s reports on Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission.

(a)	Net income (loss) applicable to common stockholders is defined as net income (loss) minus preferred stock dividends.
(b)	“Station operating income” consists of net income (loss) plus (1) depreciation, amortization, corporate expenses, non-cash compensation, interest expense, equity in loss of affiliated company, income tax provision and cumulative effect of accounting change and less (2) other income.
(c)	“Free cash flow” consists of net income (loss) plus (1) depreciation, amortization, non-cash compensation, non-cash interest expense, equity in loss of affiliated company, loss on sale of assets, deferred tax provision, cumulative effect of accounting change and less (2) capital expenditures and dividends on preferred stock.
(d)	As of September 30, 2003 Radio One had approximately 104,611,000 shares of common stock outstanding on a weighted average basis.
(e)	As of September 30, 2003 Radio One had approximately 105,049,000 shares of common stock outstanding on a weighted average basis, diluted for outstanding stock options.

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